UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2015

ATHENS BANCSHARES CORPORATION

(Exact Name of Registrant as Specified in Charter)

Tennessee	001-34534	27-0920126
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File No.)	(I.R.S. Employer Identification No.)
106 Washington Avenue, Athens, Tennessee		37303
(Address of Principal Executive Offices)		(Zip Code)

(423) 745-1111

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 17, 2015, Athens Federal Community Bank, National Association (“Athens Federal”), the wholly-owned subsidiary of Athens Bancshares Corporation (the “Company”), and Atlantic Capital Bank, N.A. (“Atlantic Capital”), the wholly-owned subsidiary of Atlantic Capital Bancshares, Inc., executed a Purchase and Assumption Agreement (the “P&A Agreement”), providing for the acquisition by Athens Federal of four of Atlantic Capital’s branch banking offices located in Athens, Lenoir City, Madisonville and Sweetwater, Tennessee. In accordance with the P&A Agreement, Athens Federal has agreed to assume approximately $104 million in customer deposits, and other liabilities, and purchase approximately $15 million in loans, and other assets, from Atlantic Capital associated with the four banking offices. Athens Federal has agreed to pay a deposit premium equal to 3.50% of the balance of assumed deposits.

The transaction is expected to close in the spring of 2016, subject to regulatory approval and other customary closing conditions.

The foregoing description of the P&A Agreement is not complete and is qualified in its entirety by reference to the complete text of the P&A Agreement, a copy of which is filed attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01	Other Events.

On December 17, 2015, the Company issued a press release announcing the execution of the P&A Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Number	Description

10.1	Purchase and Assumption Agreement dated as of December 17, 2015

99.1	Press release dated December 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ATHENS BANCSHARES CORPORATION

Date: December 18, 2015	By:	/s/ Michael R. Hutsell
Michael R. Hutsell
Treasurer and Chief Financial Officer